Outbrain Inc.
Outbrain and Teads Merge Conference Call

August 1, 2024

Presenters
David Kostman, Co-CEO, Outbrain
Jason Kiviat, CFO, Outbrain
Jeremy Arditi, Co-CEO, Teads

Q&A Participants
Andrew Boone - JMP Securities
Max (ph) - Citigroup
Laura Martin - Needham

Operator
Greetings and welcome to Outbrain and Teads’ investor call. At this time, all participants are in a listen only mode. A brief question and answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press star zero on your telephone keypad. As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Dominick Robertazzi. Thank you, Dom, you may begin.

Dominick Robertazzi
Thank you. During this presentation, we will make forward looking statements such as those related to the anticipated consummation of the proposed transaction between Outbrain and Teads and the anticipated timing and benefits thereof. Future financial and operating results, financial guidance for the fiscal year 2024, and other statements that are not historical facts -- these statements are subject to risks and uncertainties that may cause actual results to differ materially from our forward looking statements. We encourage you to review today's press release and the risk factors discussed in our form 10-K filed for the year ended December 31, 2023, as updated in our subsequent reports filed with the Securities and Exchange Commission. Forward looking statements speak only as of the call's original date, and we do not undertake any duty to update such statements.

Today's presentation also includes non-GAAP financial measures. Reconciliation to the comparable GAAP financial measures can be found in the appendix of today's presentation. I'll also refer you to slides 31 to 33 of today's presentation for a more complete description of our legal disclosures.

With that, I'll turn it over to David.

David Kostman
Thank you, Dom. Good morning, and thank you all for joining today. We are truly thrilled to share that Outbrain has entered a definitive agreement to acquire Teads, merging the two companies into a platform that we believe will define the next generation of open Internet advertising. It is a transformational transaction on several levels. It positions us as one of the top open Internet advertising platforms in terms of size and scale, it allows us to lead in the market, and it dramatically changes our financial profile. Today, we're going to walk you through the combined companies opportunity, and we'll cover details about Teads, the deals rationale, and the transaction structure. I'm thrilled to be joined by one of my new business partners, Jeremy Aditi, the Co-CEO of Teads, as well as by our CFO, Jason Kiviat.

I want to start with a strategic perspective that truly -- really explains why we're so excited. The open Internet is going through a tremendous shift. Much of it is driven by an increasing focus on user privacy, the need for richer data, and marketers’ desire for outcomes. The way advertisers reach audiences and transact media is changing. As a result, there is a massive opportunity to transform how we harness the open Internet’s potential to drive strong brand outcomes, and we believe there are two paths to do that.

One, we can continue to rely on existing point solutions, which are limited in scale, data, and ability to prove impact, or we can create a true end to end solution designed to change the value equation of the open Internet. We believe in the superior capabilities and exciting prospects of an end to end solution, and many players in the ecosystem are attempting to build this end to end solution as we speak. Top DSPs are attempting to build direct connections to supply while SSPs are trying to establish direct relationships with advertisers. It's quite clear that the industry recognizes the value that these direct connections can bring and is in a race to provide that solution.

In our case, both Outbrain and Teads have been built bottom up as end to end platforms. That means that we can create the solution for the open Internet out of the box. Our highly complementary companies bring direct premium advertisers to direct omnichannel media properties. And more importantly also, we do this at scale. There are many companies today who might claim an end to end solution, but the highly specialized relationships of both Outbrain and Teads created at an entirely different level of reach.

First on the supply side. Outbrain’s relationships with media partners are uniquely direct and premium. The same stands true for Teads, with much of our inventory being code on page. That gives us greater control and insight into context and audience behavior. On the demand side, Teads has joined business partnerships with 50 of the world's top brands. This is a huge asset and differentiator, as typically enterprise brands sign those type of joint business partnerships just with few platforms like Meta, Google, and other walled gardens.

This combination doesn't just bring volume of logos and partners, it brings truly differentiated strategic relationships, and those relationships also give us a very valuable data asset when compared to other open Internet players. Many programmatic platforms use standard set of data signals available in the bitstream. These signals are fairly surface level and provide limited insight into each impressions value. In contrast, we together have a much more holistic first party view of the audiences and moments on our platform.

To put it simply, we can see how people actually interact with media environments that gives us an understanding of behavior like scrolls, engagement, performance, contextual signals that truly help us predict user actions. The result is a much wider, diverse set of rich data signals. Those signals fuel our AI prediction model and algorithms to continually optimize experiences and results. These direct connections and the data they yield is what enables us to drive outcomes at each step of the marketing funnel.

Outbrain and Teads bring specific capabilities that allow us to drive results from consumers at every step of their journey, from CTV to web browsing to apps. Teads is the expert in building impactful brand experiences. Outbrain is the expert in driving audience engagement and performance results. Together, we offer the full funnel of capabilities.

Let's just step back for a second and use a real life example. When Audi, for example, is launching a new model. They want to reach wide audiences with an impactful message to increase awareness. Those moments are created most often in streaming and video environments, but then they will want to harness that awareness to push their audiences down the funnel by having them sign up for test drives or configure their dream vehicle. In the end, Audi wants each of these moments to translate to conversions and sales. Our combined offering will have that ability to deliver on each of these objectives for Audi.

Now I will turn it to Jeremy, who's going to talk a little bit more about what this combination means for the industry and for Teads. Jeremy.

Jeremy Arditi
Thanks, David. It's great to be here with you on this exciting day. We're really thrilled to join forces with Outbrain and to be here as we begin this new chapter in the Teads journey.

When we look at the industry landscape, we see that the open Internet today is filled with siloed point solutions. There are SSPs specialized in branding, there are DSPs specialized in performance, and so on and so forth. On the other hand, there are the walled gardens who have been so successful because they offer both end to end connections from demand into supply, and they offer scaled capabilities across the funnel. It's that combination that has driven their growth and enabled them to deliver compelling, consistent results for advertisers.

We believe that Outbrain and Teads together will be the platform that brings these capabilities to the open Internet. We can do it at scale, and we have the existing capabilities, expertise, and relationships required to make it happen. So what do we mean when we say we're bringing the capabilities of the walled gardens to the open Internet?

Well, we see four key components to walled garden success. First, control of direct, unique supply environments; next, deep engagement and behavioral data; powerful algorithms that enable them to optimize towards advertiser outcomes; and lastly, the ability to do this across channels and screens. This creates a self-improving flywheel and Outbrain and Teads’ highly complementary assets complete this flywheel of value for the open Internet advertising ecosystem.

I'd like to take a step back and tell you a little bit more about Teads and how we fit into this equation. Teads is a market leading platform providing branding and omnichannel video advertising solutions for the open Internet, including connected TV. We're renowned for trusted partnerships we've built with brands, becoming a preferred platform to drive branding outcomes at scale through digital video and connected TV across the globe.

There are a few Teads capabilities which are particularly key to this combination. First, we work with many global enterprise brands, and as David alluded to, we've entered into 50 joint business partnerships with some of the largest ones among them. Our joint business partnerships are with brands like MasterCard, LVMH, or McDonald's. They're deep partnerships that leverage our end to end stack through which we combine access to media owners on the web and CTV with advanced creative data and measurement solutions. And as a result, we see more than 85% of our business transacted by advertisers and agencies directly on our platform, Teads Ad Manager. This leads to our strong Ex-TAC gross profit and adjusted EBITDA.

Teads has recently brought our proven playbook to CTV, expanding the streams we can reach audiences across. Our platform allows brands the ability to place their ads in some of the most -- some of the best streaming and fast channel content targeting the right households and users, and we've partnered with many of the world's leading TV manufacturers and out operating systems to power innovative ads on their TV's home screen, leveraging our advanced creative capabilities. We're seeing rapid adoption of our CTV solutions by cross selling to our existing digital video customers and delivering intelligent cross screen targeting. We think this is going to fuel a next phase of growth.

David, back to you.

David Kostman
Thank you. Jeremy, I know we're joined today by many investors that are new to our brand so I want to highlight just a few key elements of our business. I know most of you are familiar, so I apologize for that.

So in a nutshell, we are a category leader in performance and predictive technology. We have deep strategic partnership with the world's top media properties, as well as large base of performance marketers. Through 17 years of algorithmic investments, we have built prediction technology that excels in understanding how audiences engage with media and when they are likely to take action.

Today, Outbrain boats one of the largest code on page media platforms on the open Internet with direct integrations and relationships with more than 8,000 properties. That number includes the most premium publishing names in each of the major markets, such as CNN, New York Post, (inaudible), Le Monde, Axel Springer, Sky, Sankei (ph), NewScope Australia, and so many others. And our relationships, they go beyond monetization.

The average partnership tenure of our top 20 partners is seven years and more due to the combination of audience engagement tools and total revenue solutions we provide. Those unique publisher partnerships provide us with 1 billion engagement data points every minute, fueling our AI powered prediction engine to drive performance for marketing results.

In this combination, we see significant revenue synergies and top line opportunities. While, and you'll hear from Jason, we're pretty conservative in the model synergies being shared in the next few slides, we're very excited about the significant top line revenue synergy opportunities here, both immediate and long term. The strong partnerships the two companies have with our respective customers and the complementary nature of our product strength creates cross sell opportunities that we're highly confident in. We see a clear path also to expansion opportunities, both in terms of new markets and longer term new products based on our combined capabilities.

You can see the slide; I just want to sum up the points Jeremy and I covered. So the strategic benefits of this combination are expected to create a company with the potential to transform the open Internet for advertisers and media owners and enjoy a highly attractive financial profile. Jason will cover that in a couple of minutes.

I can't speak about the incredible value of our company without acknowledging the most important part of it, our employees. I want to say a huge thank you to all of our Outbrainers who have worked tirelessly to create the successful business I'm so proud to represent today.

We've had the opportunity to work and try to partner with the Teads team for almost a decade. As Bertrand, who is the co-founder and co-CEO Teads, said, after dating for so many years, we know we're ready to take the leap and make this union official. We have incredible confidence in the synergies between our styles and are fully aligned in what's required to make this company a huge success. I couldn't be more excited to have Bertrand and Jeremy join us as co-presidents. Asaf, our COO, will be leading the integration process between the companies.

With that, I will turn it over to Jason to talk about the exciting financial profile of the deal and the combined company.

Jason Kiviat
Thanks, David. Yeah, this combination is transformational for our financial profile going forward, and we like to think of it in the following categories. So first, scale. Over 1.7 billion in advertisers spend across the two businesses annually so it's truly a new leader in the sector and out of the box will become one of the top three platforms in open Internet advertising, that's before any growth or synergies are realized.

In terms of growth, we're poised to capture momentum in the growing CTV space, as well as in our core businesses that we needed, especially through cross selling and the adjacent opportunities that we look forward to unlocking with our combined scale.

The combination is highly accretive to our profitability, especially when you consider the rapid margin expansion from the highly visible synergy opportunities that we expect to achieve by year two, with more opportunities beyond that. And Teads is a very reliable cash flow producer that generated free cash flow of over $100 million in each of the last three years. We expect to enhance that further through synergies.

And consider that with transactions very attractive also from a financial structure point of view, using leverage to finance about 75% of the acquisition value at a reasonably low leverage of 2.8x net leverage when you consider the estimated 2024 combined adjusted EBITDA and the annual synergies we expect to achieve in year two. And, an attractive transaction multiple at less than five times of this illustrative adjusted EBITDA, combined with the leverage, makes this highly agreed to earnings.

When you put it all together, you can see how exciting this is for us. Starting with Outbrain’s standalone on the left and our most recent guidance for 2024 and then walking across to show the impact of adding Teads scale, highly profitable, and cash converting business. This already is a game changer for us, nearly tripling our expected Ex-TAC gross profit and six times our expected adjusted EBITDA. And then on top of that, the impact of the highly visible and actionable annual synergies amount that we expect to achieve fully in year two.

The result is a completely transformed financial profile. The scale, profitability, and cash generation of the combined company is quite compelling, and with opportunities for growth and further synergies in the future, it's truly transformational. So it's a very exciting time for us.

And just double clicking into the synergies, we're very excited about the value that we believe we can create in the short term, and that's what we're showing you here. Short term, high confidence synergies expected to be achieved on an annual basis fully by year two, and we estimate about $50 million to $60 million to be impacting adjusted EBITDA in year two post-closing.

We break that into a few categories here, between revenue, costs, and network optimization, the latter of which is benefits to monetization by combining the supply and demand across the two businesses and benefiting from better utilization and matching. Cost synergies, which represent the majority of the amount shown here, include both benefits from streamlining the operations and other efficiencies from duplicative cost. For context, within cost, we expect around 10% efficiency in overall headcount and another portion from duplicative offices, operating expenses, overhead, etc.

And within revenue, as David mentioned, we see opportunities to cross sell to a customer base that is largely not overlapping by selling upper funnel branding solutions to Outbrain customers and lower funnel performance solutions to Teads’ customers. Additionally, there are a number of geographies where one team has a local sales presence and the other doesn't, which we expect will open up additional opportunities for revenue synergies.

Both management teams are very excited about this opportunity to hit the ground running with our customers, and are fully committed to realizing synergies. And as David said, beyond this 50 million to 60 million, we expect several areas of further addressability, and we think additional mid and long term synergies can drive meaningful further growth and efficiency in our model, and we'll update you more about that post close. Back to you, David.

David Kostman
Thanks. I'll talk a little bit about the transaction itself and the structure. So when I look at it from a financial and structural point of view, I believe we managed to deliver a deal that has the potential to create tremendous shareholder value. The combined company, one, is expected to hit the rule of 40 by year two; two, is delivering very strong cash flows, and at the same time, it's very reasonably leveraged; and three, the acquisition is done at an attractive multiple.

In terms of the details, Outbrain is paying a total consideration of approximately $1 billion in the transaction. This is broken down as $725 million in cash, $25 million in deferred cash payments, $35 million shares of Outbrain common stock, and $105 million in Outbrain convertible preferred stock. Committed that financing to be provided by Goldman Sachs, Jeffries and Mizuho. And we will also have a new $100 million revolving trading credit facility to be put in place.

The consideration represents an implied approximately 4.9x multiple on Teads expected 2024 adjusted EBITDA, including the $50 million to $60 million of synergies that Jason referred to. The net leverage is expected to be 2.8 times for the combined company, based on, again, the combined 2024 estimated disastrous EBITDA of approximately $240 million, which include the impact of the run rate synergies.

Outbrain shareholders will own approximately 60% of the combined company on a fully diluted basis. Altice, Teads’ current parent company, will appoint two board members out of 10, with one of the board members being an unaffiliated.

We expect the deal to close by Q1 2025, and it is subject to shareholder vote as well as regulatory and certain other conditions.

I'll turn it over back to Jason, who will update on the quarter, and then we'll wrap up.

Jason Kiviat
Yeah, so just quickly and separate from the transaction for updating our guidance for Q2 increasing versus the previous guidance levels we provided on our last earnings call on May 9. So for Ex-TAC gross profit, we are increasing the bottom of the range from $53 million up to $55 million, and maintaining the top of the range of $57 million. And for adjusted EBITDA, we are increasing our guidance range to be at least $6 million, which is an increase over the prior range. Actual results will be recorded and offered in scheduled earnings released on August 8.

And with that, I'll turn it over to the operator for any Q&A.

David Kostman
Maybe I'll have closing remarks.

Operator
Thank you. Okay, speakers, you want to have a closing remarks?

David Kostman
Yeah. I’ll do it quickly. I really hope that Jeremy, Jason, and I managed to convey the enthusiasm, the excitement, and confidence on delivering tremendous value to, first and foremost, our business partners, advertisers, and media owners, and at the same time having the opportunity to build a leader on the open Internet and creating real shareholder value to a highly attractive financial profile.

With that, we'll open it up for questions.

Operator
Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star two if you would like to remove your questions from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we pull for questions,

The first question comes from the line of Andrew Boone with GMP Securities. Please go ahead.

Andrew Boone
Congrats on the deal and thanks so much for taking my questions. David, you talked about multiple benefits of the scale that this brings in terms of cross alignment data. Can you just talk a little bit more about just what the scale unlocks. You guys will now be one of the top three platforms for the open Internet. What does that strategically do for you guys?

David Kostman
Hey, Andrew, thanks. So it has a few dimensions. So first, when you look at it, we have about $1.7 billion of advertiser revenue that will go to the combined company. It creates really sort of almost mass buy on the open Internet. On top of that, when you look at the data assets, I mean, a lot of our industry is driven by data. The combination of the data assets create tremendous opportunity to just deliver real value for both advertisers and media owners. The global spread of the two companies, and then the ability to continuously leverage our tech, innovation capabilities together to drive new products and growth is really where scale matters a lot.

Andrew Boone
Thanks --

David Kostman
One other dimension, Andrew, is also when you look at the financial profile, obviously there's tremendous amount of synergies, and the scale allows us really to translate them into higher profitability for the company.

Andrew Boone
Thanks. And then I wanted to ask about the $50 million to $60 million of synergies. Maybe this is for Jason. Can you talk about the confidence of those being realized? And then maybe how much of that is cost versus revenue? Thanks so much.

Jason Kiviat
Sure, of course, yes, I'm not giving a specific split, but I'll say the majority is cost, and, you know, half, or more than half is actually, you know, just related to what I said, about a 10% efficiency in the workforce. You know, after that you've got, you know, just obviously overhead, you know, types of things, you know, office space, and, you know, professional fees, etc., insurance, all the like. And then, you know, the one thing that might be a little unique to this deal versus, you know, traditional synergies, is the network optimization that I mentioned.

You know, obviously, you're familiar with our guarantees of publisher RPMs, and by better overlapping the supply and demand pipes here, we're able to drive really efficient incremental growth from that. So that's one thing that we're super excited about from there.

And as far as how confident we are, we're confident. I mean, we're telling you this, obviously, as a range, but we're also saying that we're confident we're going to get this level, you know, by year two post close with more opportunities beyond that. And I know the management teams are extremely excited about, you know, a lot of exciting revenue opportunities down the line that, you know, we'll talk about further later.

Andrew Boone
Great. Thank you.

Operator
Thank you. Next question comes from the line of Ygal Arounian with Citigroup. Please go ahead.

Max
Hey, guys. You got Max (ph) on for Ygal. Congrats on the deal. I guess maybe just first, you know, just ad techs (ph), you know, pretty fragmented space. Maybe just some more color on, you know, what about Teads specifically, you know, excited you guys about making this transaction. And then it seems like part of this was to get more exposure into CTV and video. So maybe just, you know, how much more exposure this gets you to CTV? How do you see that opportunity and its ability to help you capture more of that, you know, those larger brand dollars that you're going after?

David Kostman
Thanks. So I'll start, and then I'll turn it to Jeremy to talk about CTV. So we look at it as a combination of sort of best in class performance company that we see ourselves as that, and meaning Teads is the best in class omnichannel video platform for branding solutions. So the two solutions complement each other, and that was really attractive for us. As we've been talking also to you and the market, I mean, our strategy has been for the last couple of years to go up funnel, to provide sort of the main gateway to the open Internet for advertisers looking at all parts of the funnel. This accelerated in a way that I could have only dreamed of a couple of years ago when we started with this, and I think, sort of the ability to deliver tremendous value to advertisers here, and that would translate into real value also for media owners, is what excited us about this combination.

Jeremy, you want to talk a little bit about CTV?

Jeremy Arditi
Sure, yeah. I mean, CTV is becoming a meaningful part of the Teads revenue. It's a space that we got into about two years ago. Now we've been in digital video for much longer than that, you know, to 10 plus years. CTV, specifically in the last couple of years. It's a very fast growing segment of our business. You know, we'll share more post close, but, you know, represents kind of high single digit percentage, and it's an opportunity for us, has been an opportunity for us, not just to sell CTV and digital video in silos, but sell them in a combined way more of an omni video strategy that allows us to be efficient at helping brands reach households on a cost effective basis, and it's a driver of the overall business, where we're playing in two specific areas.

One is a classic video ad break in whether it's streaming content or fast channels, and also in the CTV home screen space, which we think is a really interesting opportunity to help brands reach users who may not be on the ad supported tiers of some of the streaming platform, but brands are still interested in reaching those people. And so this is the screen, you know, you see when you turn on your TV and you're picking which app you want to go to. And there are ad placements there that we've been bringing to our advertising customers. and we've been building many partnerships, and a number of them on an exclusive basis with some of the leading TV manufacturers on that opportunity.

Max
Okay, great. Thanks, guys.

Operator
Thank you. Next question comes from the line of Laura Martin with Needham and Co. Please go ahead.

Laura Martin
Hi. My question is on the industry at large. It feels like there's so much more noise about fraud and about non-viewability and about low quality made for advertising that I feel like money is moving back into walled gardens and out of the internet -- open Internet. So could you guys talk about your outlook for the open Internet going forward, and why you think that's a healthy context in which to compete, please.

David Kostman
Hey, Laura. I’ll start and I’ll let Jeremy add. And so we are very excited about the open Internet and the CTV opportunity that in front of us. It's still a huge market. We believe that the synergies of the two companies, the complementarity of our offerings, going sort of offering brands, and you heard the example I gave on the call, is unique.

We believe in the notion of an end to end platform. If you look at what the other companies in our ecosystem are doing, they're really trying to create that. If you look at the DSPs trying to create, you know, connections with the supply, if you look at the SSPs doing that with demand, we bring that to the table from day one. The two companies are end to end, so that that's a very important one. And there's no other company on the open Internet, we believe, that can also do that at the scale we're talking about, which is $1.7 billion of ad revenue, and doing it full funnel.

So we are very excited about the prospects of the internet -- of the open Internet, whether it focus on the premium open Internet, we believe that the capabilities of performance and video combined are very unique.

Jeremy Arditi
Yeah, maybe just add to some color to that. Laura, hi there. You know, we because of the end to end nature of both businesses, I think one of the things we offer advertisers is a much deeper level of control and visibility on where and how their ads are running, which hasn't necessarily been the case for much of the programmatic ecosystem.

Again, I think, I think, you know, both companies have, you know, 93% plus direct integrations into supply, which is, you know, somewhat unheard of across the industry at the scale that we have. And I think some of the issues that you mentioned that may have been challenging across the open Internet, we actually are bringing really compelling solutions to both companies individually and even more so on a combined basis.

Laura Martin
Thank you.

Operator
Thank you. A reminder to all the participants that you may press star one to ask a question.

This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.